Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Members and Board of Managers

Inspirato LLC

Denver, Colorado

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Inspirato LLC (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, members’ deficit, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Denver, Colorado

March 10, 2022

INSPIRATO LLC

CONSOLIDATED BALANCE SHEETS

(in thousands except unit amounts)

	December 31,
	2020	2021
Assets
Current assets
Cash and cash equivalents	$62,772	$80,233
Restricted cash	4,229	2,720
Accounts receivable, net	2,978	2,389
Accounts receivable, net – related parties	504	386
Prepaid subscriber travel	11,804	17,183
Prepaid expenses	6,111	11,101
Other current assets	908	762

Total current assets	89,306	114,774
Property & equipment, net	8,954	8,695
Goodwill	21,233	21,233
Other long term assets	1,113	1,068

Total assets	$120,606	$145,770

Liabilities
Current liabilities
Accounts payable	$16,055	$33,140
Accrued liabilities	3,078	6,035
Deferred revenue	126,029	176,813
Debt	14,000	13,267
Deferred rent	1,423	457

Total current liabilities	160,585	229,712
Deferred revenue	22,933	14,450
Debt	9,550	—
Deferred rent	6,872	7,468
Warrants	91	547

Total liabilities	200,031	252,177

Commitments and contingencies (Note 9)
Temporary equity
Series A-1; 222,239 authorized; 222,239 and 217,204 issued and outstanding, respectively	13,108	12,809
Series A-2; 130,262 authorized, issued, and outstanding	5,489	5,489
Series B; 193,094 authorized, issued, and outstanding	19,860	19,860
Series B-1; 127,609 authorized; 123,621 issued and outstanding	15,282	15,282
Series D; 157,849 authorized, issued, and outstanding	20,125	20,125
Series E; 132,317 authorized; 97,667 and 96,127 issued and outstanding, respectively	9,916	9,719

Total temporary equity	83,780	83,284
Members’ deficit
Series C; 491,467 authorized, issued, and outstanding	21,477	21,477
Common units 4,470,000 authorized; 1,166,154 and 1,148,836 issued and outstanding, respectively	—	—
Accumulated deficit	(184,682)	(211,168)

Total members’ deficit	(163,205)	(189,691)

Total liabilities, temporary equity, and members’ deficit	$120,606	$145,770

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except per unit amounts)

	December 31,
	2019	2020	2021
Revenue	$217,079	$165,590	$234,747
Cost of revenue (including depreciation of $1,637, $1,734 and $1,656 in 2019, 2020 and 2021 respectively)	138,768	100,599	152,747

Gross margin	78,311	64,991	82,000
General and administrative (including equity-based compensation of $1,434, $2,790 and $3,258 in 2019, 2020 and 2021 respectively)	27,522	25,940	50,477
Sales and marketing	25,527	14,764	27,821
Operations	24,396	18,814	26,814
Technology and development	2,579	2,787	4,914
Depreciation and amortization	3,471	2,898	2,619
Interest, net	999	542	635
Warrant fair value losses (gains)	66	(214)	456
Gain on forgiveness of debt	—	—	(9,518)

Net loss and comprehensive loss	$(6,249)	$(540)	$(22,218)

Basic and diluted weighted average common units outstanding	1,166,154	1,166,154	1,166,063
Basic and diluted loss per common unit	$(5.36)	$(0.46)	$(19.05)

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(in thousands except unit amounts)

	Common Units		Series C
					Accumulated
	Units	Value	Units	Value	Deficit	Total
Balance—January 1, 2019	1,166,154	$—	491,467	$21,477	$(186,764)	$(165,287)
Cumulative effect of change in accounting principle					4,647	4,647
Consolidated net loss					(6,249)	(6,249)
Equity-based compensation					1,434	1,434

Balance—December 31, 2019	1,166,154	—	491,467	21,477	(186,932)	(165,455)
Consolidated net loss					(540)	(540)
Equity-based compensation					2,790	2,790

Balance—December 31, 2020	1,166,154	—	491,467	21,477	(184,682)	(163,205)
Consolidated net loss					(22,218)	(22,218)
Redeemed units	(18,046)	—			(7,258)	(7,258)
Equity-based compensation					3,258	3,258
Issuance of common units upon exercise of unit option awards, net of shares withheld for income taxes	728	—			(148)	(148)
Distributions					(120)	(120)

Balance—December 31, 2021	1,148,836	$—	491,467	$21,477	$(211,168)	$(189,691)

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2020	2021
Cash flows from operating activities:
Consolidated net loss	$(6,249)	$(540)	$(22,218)
Adjustments to reconcile consolidated net loss to net cash
Accounts receivable, net – related parties
Depreciation and amortization	5,108	4,632	4,275
Warrant fair value (gains) losses	66	(214)	456
Equity-based compensation	1,434	2,790	3,258
Gain on forgiveness of debt	—	—	(9,518)
Changes in current assets and liabilities:
Accounts receivable	6,233	7,782	589
Accounts receivable - related parties	(31)	216	118
Prepaid subscriber travel	(3,522)	2,355	(5,379)
Prepaid expenses	(797)	348	(4,990)
Other assets	(16)	7	191
Accounts payable	(62)	(5,907)	17,085
Accrued liabilities	(10)	(963)	2,957
Deferred revenue	527	765	42,301
Deferred rent	1,267	308	(370)

Net cash provided by operating activities	3,948	11,579	28,755
Cash flows from investing activities:
Development of internal-use software	(1,125)	(2,274)	(1,052)
Purchase of property and equipment	(3,300)	(1,618)	(2,964)

Net cash used in investing activities	(4,425)	(3,892)	(4,016)
Cash flows from financing activities:
Repayments of debt	(924)	(21,000)	(765)
Proceeds from debt	7,000	37,550	—
Common unit redemptions	—	—	(7,258)
Preferred unit redemptions	—	—	(496)
Employee tax withholding for unit option exercises	—	—	(148)
Distributions	—	—	(120)

Net cash provided by (used in) financing activities	6,076	16,550	(8,787)

Net increase in cash, cash equivalents, and restricted cash	5,599	24,237	15,952

Cash, cash equivalents, and restricted cash—beginning of year	37,165	42,764	67,001

Cash, cash equivalents, and restricted cash—end of year	$42,764	$67,001	$82,953

Supplemental cash flow information—cash paid for interest	$1,160	$584	$609
Significant noncash transaction:
Modified retrospective adjustment for accounting principle adoption	$4,647	$—	$—
Gain on forgiveness of debt	$—	$—	$9,518

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business

Inspirato LLC was organized on May 12, 2010 as a Delaware limited liability company. Inspirato LLC and its subsidiaries (collectively referred to as the “Company”) is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

As of December 31, 2021, the Company had 38 subsidiaries and one branch, of which 29 are wholly owned domestic limited liability companies. The remaining 9 and the branch are as follows: (i) a wholly owned Mexican S.R.L; (ii) a wholly owned Turks and Caicos limited company; through direct domestic subsidiaries, (iii) a wholly owned Cayman exempted company; (iv) a wholly owned Costa Rican limited liability company; (v) a wholly owned Italian S.R.L.; (vi) a wholly owned Canadian unlimited liability company; (vii) a wholly owned Dominican Republic branch of a wholly owned domestic liability company; (viii) a wholly owned U.S. Virgin Islands’ limited liability company; (ix) a wholly owned Puerto Rican limited liability company; and (x) a wholly owned Grenadian limited liability company. These entities typically lease local properties.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus to be a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak impacted thousands of individuals worldwide. In response, many countries, states, and localities implemented measures to combat the outbreak that impacted global business operations. The COVID-19 pandemic had a materially adverse impact on Inspirato’s results of operations and financial condition for the year ended and as of December 31, 2020. Revenues declined as a result of reduced travel and management undertook cost reduction methods in response. No impairments were recorded during the periods presented. In 2021 as restrictions were lifted across travel destinations, revenues recovered to pre-pandemic levels. However, due to the significant uncertainty surrounding the pandemic, including the potential adverse impact of the spread of COVID-19 variants, management’s judgment regarding this could change in the future. Management cannot estimate the length or impacts of the COVID-19 outbreak on the Company’s future operations, financial position and cash flows, particularly if there are significant impacts that continue in the future.

On February 11, 2022 Inspirato consummated a definitive business combination agreement with Thayer Ventures Acquisition Corporation (“Thayer”) and the Company became a subsidiary of Thayer and Thayer changed its name to Inspirato Incorporated.

(2) Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Inspirato LLC and its subsidiaries and have been prepared in accordance with GAAP. All intercompany accounts and transactions have been eliminated in consolidation.

(c) Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results could differ from those estimates.

The consolidated financial statements include amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation and estimated economic lives of capitalized software and long-lived assets, contingencies, allowance accounts, expected length of certain subscription types, and the fair value of warrants and options.

(d) Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in highly liquid investments purchased with an original maturity of three months or less. Cash balances held in banks exceed the federal depository insurance limit. The Company’s cash is only insured up to the federal depository insurance limit. A significant portion of the Company’s cash balances are held at a single banking institution and the Company has not experienced any losses as a result of this concentration.

Amounts in transit from credit card processors are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

(e) Restricted Cash

The Company classifies deposits as required to be maintained by its credit card and ACH processors as restricted cash.

(f) Accounts Receivable

Accounts receivables from customers are recorded at the original invoiced amounts, net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical experience, aging of receivables, economic trends and other factors that may affect the Company’s ability to collect from customers, and was not significant at December 31, 2020 and 2021.

(g) Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives ranging from three to five years. Direct costs incurred in the development of internal-use software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

The carrying amounts of our long-lived assets, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than we had originally estimated. The recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the remaining carrying value is amortized over the new shorter useful life. There was no impairment of any long-lived assets in the three years ended December 31, 2021.

(h) Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with GAAP for all transactions in which an entity exchanges its equity instruments for goods or services, which generally require the Company to measure the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. Historical data by participant groupings is used to estimate option forfeitures and record unit-based compensation expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period.

(i) Goodwill

Goodwill arose from the acquisition of certain assets of Portico Club, LLC (“Portico”) on December 16, 2013.

Goodwill was recorded based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. The Company has determined that the Company has one reporting unit. The test for impairment requires that the Company first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. The Company performs our annual impairment review of goodwill at December 1 and when a triggering event occurs between annual impairment tests. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to its carrying value. The Company determined based on the qualitative assessments that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2021 and 2020 and no goodwill impairment charges were recognized in the years ended December 31, 2021, 2020 and 2019.

(j) Revenue

Effective January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. The adoption had a material impact to the financial statements, and the Company’s revenue recognition practices were adjusted as a result of applying ASC 606. The Company recognized an adjustment of $4.6 million to deferred revenue and accumulated deficit as of January 1, 2019 due to the implementation. The adjustment is the result of accelerated revenue recognition for certain performance obligations associated with subscription sales, which is partially offset by promotions that result in deferred revenue until a subscriber utilizes the promotion (for example, travel included with the purchase of a subscription). Revenue from contracts with customers would have been approximately $4.0 million higher for the year ended December 31, 2019 if the Company had not been required to adopt ASC 606.

The Company’s revenue is reported net of discounts and incentives as a reduction of the transaction price. Some of the Company’s contracts with customers contain multiple performance obligations. For customer contracts that include multiple performance obligations, the Company accounts for individual performance obligations if they are distinct. The transaction price is then allocated to each performance obligation based on its standalone selling price. The Company generally determines the standalone selling price based on the prices charged to customers.

Subscription Revenue

The Company’s contracts with customers grants access to book the Company’s residences and other privileges that vary based on the type of subscription. The Company offers Inspirato Club and Inspirato Pass subscriptions. Inspirato Club subscriptions grant access to its portfolio. In addition to Inspirato Club subscription benefits, Inspirato Pass subscriptions include the ability to book certain stays without paying additional nightly rates, taxes or fees. Subscriptions generally include an enrollment fee and monthly or annual fees, for which customers can prepay up to several years at once. The Company has an unconditional right to these fees in its contracts with customers for a subscription as the Company provides the right to book to its customers. Thus, the Company recognizes revenue from monthly or annual fees over their related time period. Certain legacy Inspirato Club subscriptions included substantive upfront enrollment fees. These enrollment fees may have entitled the subscriber to reduced dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, were deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The average estimated life of these subscriptions is estimated to be five years. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates, and other qualitative measures obtained through market research. The Company reviews its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. For the years ended December 31, 2019, 2020 and 2021, the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees was five years.

Contracts are cancellable at the end of the monthly or annual contract term. The Company has determined that enrollment fees for subscriptions do not provide a material right to a customer and thus, these enrollment fees are recognized upon receipt.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, such as invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period, and not to receive financing from our customers. Any potential financing fees are considered insignificant in the context of our contracts.

Travel Revenue

Travel related fees for trips are recognized when performance obligations are met over the period of the stay.

The Company offers certain discounts for paying in advance or as promotions. These promotions are recognized when performance obligations are met or upon their expiration.

Deferred Revenue

The Company records any unrecognized portion of enrollment fees and travel to be delivered as deferred revenue until applicable performance obligations are met.

(k) Operating Leases

The Company accounts for operating leases under ASC 840, Leases, and has entered into operating lease agreements for its vacation homes, hotels and corporate offices. Some of these operating leases contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, except as described below. Tenant improvement allowances are recorded as deferred rent and are amortized over the life of the lease. As a result of the COVID-19 pandemic, the Company invoked force majeure clauses during 2020 in the majority of their operating leases allowing the Company to forego rent payments during the pandemic. The Company has accounted for this relief as a rent concession and recognized a reduction in rent expense associated with these leases during the force majeure period specific to each lease. As of January 1, 2022 the Company will adopt Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). See Recently Issued Accounting Pronouncements for additional detail.

(l) Advertising Costs

The Company incurs advertising expense including television and radio advertising and online advertising expense to promote our brand. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. We expense the costs of communicating the advertisement (e.g., television airtime) as incurred each time the advertisement is shown. Advertising expenses are included within sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss and totaled $2.6 million, $2.1 million, and $8.5 million for the years ended December 31, 2019, 2020, and 2021, respectively.

(m) Earnings (Loss) Per Common Unit

Basic earnings (loss) per common unit (“EPS”) is computed by dividing net earnings or loss attributable to common unitholders, as applicable, by the weighted average number of common units outstanding during the period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of potentially dilutive securities outstanding during the period. The effect of non-vested units, if dilutive, is computed using the treasury stock method.

(n) Segment Information

The Company provides hospitality services in the U.S. and in foreign countries with customers in North America and assets around the world. The Company is managed by a U.S. based management team and measures and evaluates financial and operational performance as a single enterprise. Services are sold from the U.S. and not differentiated based upon purchase location. Information is reported to the chief operating decision maker and the executive team on an aggregated world-wide basis, and strategic and financial decisions are determined centrally. Management has concluded that the Company operates as single segment.

(o) Fair Value Measures

ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., impairments of long-lived assets). The fair value is the price that the Company estimates would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on the consolidated balance sheet of the Company’s cash and cash equivalents, restricted cash, accounts receivable, prepaids, other current assets, accounts payable, accrued liabilities, deferred rent, deferred revenue, other liabilities, and debt approximate fair values due to their short-term maturities. The Company uses certain fair valuation techniques in performing its annual goodwill impairment test described below and in determining the value of warrants. These techniques generally use Level 3 inputs.

(p) Recently Issued Accounting Pronouncements

The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Accounting Standards Codification 840. ASU 842 requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective January 1, 2022 and we will adopt the standard using the modified retrospective transition method as of January 1, 2022, and we will not apply the standard to the comparative periods presented in the year of adoption.

The new standard provides a number of optional practical expedients in transition. We expect to elect the ‘package of practical expedients’ which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification, and initial direct costs. We do not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to us. We also currently expect to elect the practical expedient to not separate lease and non-lease components for all of our leases.

The new lease standard will have a significant effect on the Company’s consolidated financial statements and disclosures as a result of the Company’s operating leases, as disclosed in Note 9, that will be reported on the consolidated balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-of-use asset based on the present value of the minimum lease payments of approximately $203 million at January 1, 2022. Our estimate represents the net present value of lease payments from operating leases that commenced on or before December 31, 2021. We do not anticipate any change to our Income Statement or Statement of Cash Flows. We do not expect a significant change in our leasing activities between now and adoption and we do not expect this standard to have an effect on our current set of debt covenants.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company’s accounts receivable and held-to-maturity debt securities, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized through the recording of an allowance rather than as a write-down of the carrying value. The guidance is effective for the Company beginning January 1, 2023. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. A prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date. Early adoption for all institutions is permitted for fiscal years beginning after December 15, 2018. We do not anticipate this standard to have a material impact on the Company’s financial statements.

(q) Distinguishment of Liabilities from Equity

The Company has applied ASC 480, Distinguishing Liabilities from Equity, to classify as liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred units. The Company determines the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

If the Company determines that a financial instrument should not be classified as a liability, it then determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. The Company determines financial instruments as temporary equity if the redemption of the preferred units or other financial instrument is outside the control of the Company. Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records temporary equity or permanent equity upon issuance at the fair value, or cash received.

Temporary Equity

At each balance sheet date, the Company evaluates the classification of its redeemable instruments. If an instrument is: (i) redeemable, or (ii) redemption is probable, or (iii) will become redeemable, or (iv) its redemption is outside the control of the Company, the Company records the instruments at its redemption value. If the instrument is not redeemable and it is probable that it will become redeemable, it is recorded at its fair value. The resulting increases or decreases in the carrying value of redeemable instruments are recognized as adjustments to additional paid in capital.

(r) Warrant Liabilities

The Company evaluates all of its financial instruments, including warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

Warrants were issued in connection with the issuance of the Series B-1 and Series E preferred shares. These warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the initial measurement was estimated using a Black-Scholes options pricing model. These warrants were exercised in conjunction with the closing of the business combination. See Note 16 for additional information.

(3) Revenue

Revenues are as follows:

	Years Ended December 31,
	2019	2020	2021
		(in thousands)
Travel	$144,073	$73,660	$134,373
Subscription	72,676	91,548	100,024
Other	330	382	350

Total	$217,079	$165,590	$234,747

The Company has recognized assets and liabilities related to contracts with customers as follows:

	December 31,
	2020	2021

	(in thousands)
Assets:
Accounts Receivable, net	$2,978	$2,389
Liabilities:
Deferred revenue, current and long term	$148,962	$191,263

As of December 31, 2021, deferred revenue is expected to be recognized as follows:

Years Ending December 31,	Amount
(in thousands)
2022	$176,813
2023	8,671
2024	3,636
2025	490
2026	853
Thereafter	800

Total	$191,263

As of December 31, 2020, the balance of deferred revenue was $149.0 million. Significant movements in the deferred revenue balance during the period consisted of increases due to payments received prior to transfer of control of the underlying performance obligations to the customer, which were offset by decreases due to revenue recognized in the period. There were additional changes in the deferred revenue balance related to vacation cancellations and rescheduling that took place during the year as a result of the effects of COVID-19. During the year ended December 31, 2021, approximately $90.1 million of revenue was recognized that was included in the balance of deferred revenue as of December 31, 2020.

(4) Prepaid Expenses and Prepaid Subscriber Travel

Prepaid expenses

Prepaid expenses are as follows:

	December 31,
	2020	2021

	(in thousands)
Property operations	$2,797	$5,136
Software	2,185	2,979
Rent	633	1,094
Operating supplies	243	1,372
Insurance	253	520

Total	$6,111	$11,101

Prepaid Subscriber Travel

Prepaid subscriber travel of $11.8 million and $17.2 million at December 31, 2020 and 2021 respectively include deposits for future member travel.

(5) Property and Equipment

Property and equipment are as follows:

	Useful life (years)	December 31,
		2020	2021

		(in thousands)
Furniture, fixtures, and equipment	5	$1,187	$1,354
Corporate office leasehold improvements	3	5,151	5,156
Internal-use software	3	6,930	7,947
Computer equipment	3	765	1,265
Residence vehicles	5	235	315
Residence leasehold improvements	3	6,075	8,322

Total Cost		20,343	24,359
Accumulated depreciation and amortization		11,389	15,664

Net property and equipment		$8,954	$8,695

(6) Income Taxes

The Company is a partnership for U.S. federal, state, and local income tax purposes and makes no provision for such taxes, as its taxable income and losses are taken into account by the members of the limited liability company. The Company is qualified and intends to continue to qualify as a partnership for tax purposes.

The Company is required to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. As required by this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards. The Company had no uncertain income tax positions at December 31, 2020 or 2021.The Company believes that there are no jurisdictions in which the outcome of these unresolved issues would result in a material adverse impact on the results of its operations, financial position, or cash flows.

The Company files income tax returns in the U.S., Italy, Mexico, and various other jurisdictions. Interest and penalties associated with tax positions are recorded in the period assessed. However, no interest or penalties have been assessed as of December 31, 2020 and 2021.

(7) Debt

Loan Facility

In January 2019, the Company converted a $7.5 million term loan into a $10.0 million revolving line of credit. In October 2020, the Company terminated the revolving line of credit and obtained a new line of credit that matures October 2023. This revolving line of credit has a limit of $14.0 million. Interest rates associated with these loans adjust based on the prime rate and outstanding balance. The interest rate was 4.25% for both of the two years ended December 31, 2021. Interest expense related to the revolving lines of credit for the years ended December 31, 2019, 2020 and 2021 totaled $1.2 million, $0.6 million and $0.6 million, respectively.

To obtain these loans, the Company was required to pledge collateral in the form of the Company’s deposit accounts, intangible assets, and maintain a cash deposit with the holder of $7 million. As of December 31, 2021 all covenants associated with the loan facilities have been satisfied.

Paycheck Protection Program

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $9.4 million with a maturity date of April 2022. The loan was an interest only loan with the full balance due upon maturity. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and was administered by the Small Business Administration (SBA). The Company submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, the Company received notice from the SBA that the loan has been forgiven and the SBA repaid the lender on the Company’s behalf. The Company recorded a gain on forgiveness of $9.5 million in June 2021, representing the principal amount of the loan and accrued interest through the forgiveness date.

The SBA has the ability to review the Company’s loan file for a period subsequent to the date the loan being forgiven and repaid in full. The results of any review could result in the SBA requesting additional documentation to support the Company’s initial eligibility for the loan and request for loan forgiveness, with the potential for the SBA to pursue legal remedies at its discretion.

(8) Earnings per Common Unit

The calculation of the basic earnings or loss per common unit amount is based on the profit or loss for the year attributable to ordinary equity holders of the Company and the weighted average number of common units outstanding during the year. The weighted average number of common units outstanding for purpose of calculating diluted earnings or loss per common unit has been adjusted by deducting the weighted average effect of preferred units, unit options, warrants and profits interests, to the extent such deductions are not anti-dilutive.

	Years Ended December 31,
	2019	2020	2021
Numerator
Net loss attributable to common unitholders (in thousands)	$(6,249)	$(540)	$(22,218)
Denominator
Weighted average common units—basic	1,166,154	1,166,154	1,166,063
Net loss per common unit—basic	$(5.36)	$(0.46)	$(19.05)
Weighted average common units—diluted	1,166,154	1,166,154	1,166,063
Net loss per common unit—diluted	$(5.36)	$(0.46)	$(19.05)

The following securities were anti-dilutive for the years ended December 31, 2019, 2020, 2021:

	2019	2020	2021
Preferred units	1,416,199	1,416,199	1,415,673
Stock options	343,918	299,728	214,855
Preferred warrants	13,684	13,684	13,684
Profits interests	92,146	197,764	267,888

Anti-dilutive preferred units, stock options, warrants, and profits interests	1,865,947	1,927,375	1,912,100

(9) Commitments and Contingencies

Operating Leases

The Company is party to numerous operating leases, primarily for vacation properties and corporate headquarters. These leases generally require the Company to pay taxes, insurance, utilities, and maintenance costs. During the year ended December 31, 2020, the Company claimed force majeure within a number of its lease agreements due to effects of the COVID-19 pandemic and did not require payment during the force majeure period. Total rent expense under all leases was $48.3 million, $39.8 million, and $64.1 million for the years ended December 31, 2019, 2020, and 2021 respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
(in thousands)
2022	$69,329
2023	58,744
2024	37,850
2025	28,203
2026	20,345
Thereafter	25,716

Total	$240,187

Litigation

The Company may be named as a defendant in various actions and proceedings arising in the normal course of business. The Company believes that the impact of any such matters will not have a material adverse effect on its consolidated results of operations, financial position, or cash flows. As of December 31, 2021, the Company had no significant pending or threatened litigation.

Reimbursement and Security Agreement

In March 2017, in association with the execution of a surety bond agreement, the Company issued 11,690 warrants to five indemnitors to purchase Series E preferred units at an exercise price of $128.29 per unit, which expire at the earlier of a deemed liquidation event, as defined by the agreement, the closing on an initial public offering, or March 2022. The Company resolved to increase the number of Series E preferred units authorized as the warrants are exercised. The Company estimated the fair value of the warrants on the date of issuance to be $862 thousand using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.7%, no dividends, an expected volatility of 68.1%, and a contractual life of four years. The initial fair value was recorded as a deferred financing cost during the year ended December 31, 2017 and is amortized over the term of the agreement. As of December 31, 2021, no warrants had been exercised. However, all warrants were exercised in conjunction with the Thayer business combination discussed in Note 16 below.

In November 2018, the related reserve requirement and surety bond were reduced from $30 million to $20 million. The existing surety bond agreement scheduled to expire on March 1, 2019 was replaced with a new agreement backed by two individual indemnitors who are also related parties. The new agreement reduced the indemnitor requirement to $7.5 million or $3.8 million per indemnitor. Interest payable to the indemnitors is accrued at 7.0 percent per annum. The Company incurred interest expense of $1.2 million, $0 and $0 during the years ended December 31, 2019, 2020 and 2021 respectively, related to the surety bond agreement.

In September 2019, the existing surety bond agreement which was scheduled to expire on March 1, 2020, was replaced with a new agreement that removed the individual indemnitors leaving only a corporate Indemnity and removing the interest payable requirement. This agreement was renewed in September 2020 through September 2021, then additionally renewed September 2021 through September 2022.

(10) Warrant Liabilities

In 2013, in association with a $10.0 million loan facility, the Company issued 1,994 warrants exercisable for Series B-1 preferred units at an exercise price of $125.38 per unit, which expire the later of April 25, 2020 or five years from the effective date of an initial public offering.

In 2017, in association with the issuance of Series E preferred units, the company issued 19,717 warrants at an exercise price of $128.29 per unit. The Company issued a total of 31,407 warrants during 2017. See Note 9 for additional detail on warrants issued in conjunction with the surety bond agreement.

As of December 31, 2020 and 2021, the Company used level 3 inputs for the valuation of its warrants liabilities. The fair value of the warrant liabilities is based in part on aggregate equity value indications, consistent with the analysis of the Company’s common unit valuation using the option pricing method.

Subsequent changes in the estimated fair value of the warrants are reflected in the change in fair value of warrant liabilities in the accompanying consolidated statement of operations.

The Company determined the estimated fair values for the outstanding warrants at December 31, 2020 and 2021 of $91 thousand and $547 thousand, respectively. All warrants were exercised in conjunction with the business combination discussed in Note 16 below.

(11) Members’ Equity and Temporary Equity

The Company was organized on May 12, 2010 as a Delaware limited liability company and, for the year ended December 31, 2021, is operating under the Sixth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”). The Operating Agreement provides for eight classes of units: common units, Series A-1 convertible preferred units (Series A-1 preferred units), Series A-2 convertible preferred units (Series A-2 preferred units), Series B convertible preferred units (Series B preferred units), Series B-1 convertible preferred units (Series B-1 preferred units), Series C convertible preferred units (Series C preferred units), Series D convertible preferred units (Series D preferred units), and Series E convertible preferred units (Series E preferred units).

The Company’s Operating Agreement was amended in February 2020. Effective on that date, the Company is authorized to issue common and preferred units as disclosed on the Company’s Consolidated Balance Sheets. In September 2018 and August 2019, the board authorized the increase of common units reserved for issuance to employees, managers, and others to 325,045 and 385,045 common units, respectively. Neither Series C preferred units nor the common units are redeemable at the option of the holder. The liquidation preferences of the preferred units are all pari passu and then based on the original issue prices, less certain items, all as defined in the Operating Agreement.

Series A-1, A-2, B, B-1, D, and E preferred unit issuances with redemption provisions that permit the issuer to settle in either cash or common units, at the option of the issuer, were evaluated to determine whether temporary or permanent equity classification on the consolidated balance sheet was appropriate. As per the provisions of ASC 480-10-S99-3A, preferred units are required to be classified as temporary equity if any event that is outside the Company’s control regardless of probability could trigger the security to become redeemable. As such, the Company determined that the Series A-1, A-2, B, B-1, D, and E preferred units are redeemable upon the occurrence of an event that is not within the Company’s control resulting in these preferred units being classified as temporary equity.

Profits, losses, and distributions are allocated to the members in proportion to their respective number of units on an as converted to common units’ basis.

Each common unit holder is entitled to cast one vote on any matter requiring approval of such units, and each preferred unit holder is entitled to cast one vote for each common unit into which such preferred unit is then convertible, on an aggregate basis for each holder of preferred units, on any matter requiring approval of such units. The holders of preferred units and common units vote together on all matters as a single class.

Any holder of preferred units has the right, at his or her option, to convert all or any portion of the holder’s units into common units. Upon either (i) the closing of a qualified public offering, or (ii) written consent by the requisite preferred unit holders, all preferred units will automatically be converted into common units. Each preferred unit will be convertible into that number of common units that is equal to the preferred unit issue price divided by the preferred unit conversion price; however, certain circumstances, such as common unit splits, dividends, or otherwise, may impact this conversion ratio.

In December 2021, the Company redeemed 5,035 Series A-1 units, 1,540 Series E units, and 18,046 common units for an aggregate cash amount of $7.8 million.

(12) Equity Based Compensation

Unit Option Plan

In December 2011, the board approved the Unit Option Plan, which provides for the granting of options to purchase the Company’s common units to employees, managers, and consultants.

The units are unvested and subject to each employee’s continued employment with the Company. The vesting start date for units issued to existing employees as part of the first grant is equal to the employee’s hire date. Subsequent unit grants have a vesting start date equal to the unit grant date. Once granted, the units vest over a period of three to five years. The term of each option is stated in the individual option agreement, provided, however, that the term is no more than 10 years from the date of the grant thereof. The unit exercise price is no less than the fair market value per unit established on the date of grant.

In 2020, the Company granted profits interests to certain key employees of the Company. The awards contain both a service condition and a performance condition that is contingent on a change in control event, as defined in the agreement, and which was not considered probable as of December 31, 2021. The business combination with Thayer was not a change in control as defined in the agreement.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	2019	2020	2021
Approximate risk-free rate	1.55%	0.33%	0.49%
Average expected life	6 years	6 years	6 years
Volatility	64.3%	65.2%	47.6%
Estimated per unit fair value of options granted	$35.80	$16.67	$12.89

As of December 31, 2021 unit option expense remaining to be recognized was $1.5 million and will be recognized over the next eight years. There were 226,357 and 210,200 unit options outstanding at December 31, 2020 and 2021, respectively, with 0 and 1,255 units exercised during 2020 and 2021, respectively.

Profits Interests

In 2020, the Company authorized and issued 172,781 profits interests to certain executives of the Company. No profits interests were issued in 2021. The profits interests vest over the time period defined in each individual grant agreement or upon a change of control event. Profits interests are non-voting profits interest incentive units pursuant to individual award agreements, which set forth such additional terms and conditions, including the vesting and forfeiture terms. The profits interests participate in the distributions upon vesting of the units. As of December 31, 2021 and 2020, 267,888 profits interests were issued and outstanding, and $1.2 million in profits interest expense remained to be recognized.

(13) Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (the “Plan”) that covers substantially all employees. Employees are eligible to begin participating in the Plan at the beginning of the first month following 30 days of employment with the Company. Employees participating in the Plan may contribute an unlimited percentage of their compensation up to Internal Revenue Service (IRS) annual limitations. The Company matches 50 percent of an employee’s contribution up to 6 percent of eligible pay with immediate 100 percent vesting. This match has a $1,500 per employee cap each year. Costs incurred in connection with the Plan were minimal for the years ended December 31, 2019, 2020 and 2021. The Plan provides for the Company to make a discretionary matching contribution. Thus, contributions to the Plan totaled $286 thousand, $286 thousand and $914 thousand for the years ended December 31, 2019, 2020 and 2021, respectively. The Company discontinued the match policy effective March 31, 2020 and fully reinstated the policy as of January 1, 2021.

(14) Related Party Transactions

As of December 31, 2021, the founders collectively own 705,303 common units, either directly or indirectly, through an entity called BRM Ventures LLC. Other related parties own 58,468 common units. Certain of the Company’s founders also own stock in Exclusive Resorts LLC (“Exclusive Resorts”).

As part of the 2013 Portico acquisition, Inspirato entered into certain ancillary and commercial arrangements with Exclusive Resorts, primarily involving the continuation of services to Portico members until such memberships terminate. At December 31, 2020 and 2021, balances due from related parties for these arrangements totaled $504 thousand and $386 thousand, respectively.

Under the property usage agreements, Inspirato pays Exclusive Resorts to use and operate certain Exclusive Resorts homes for Inspirato subscribers’ usage. At December 31, 2021, Inspirato had paid all amounts related to the property usage agreements.

Inspirato’s merchant services agreement with American Express Travel Related Services Company, Inc. requires Inspirato to maintain a reserve, which Inspirato satisfied by means of a surety bond. The bond surety company required an additional indemnification for issuance of the bond. Inspirato had a reimbursement agreement with each of Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, from March 2018 to September 2019 under which Inspirato agreed to reimburse Messrs. Handler and Handler for indemnification payments made to the bond surety company and paid to Brent Handler and Brad Handler an aggregate of approximately $118 thousand and $162 thousand, respectively, for each of their personal indemnification obligations to the bond surety company. Such amounts were computed as 7% per annum of the indemnified amount.

(15) Geographical Information

The following summary provides information concerning our principal geographic areas related to long lived assets for the years ended December 31, 2020 and 2021.

	December 31,
	2020	2021

	(in thousands)
United States	$28,875	$28,740
Rest of world	1,312	1,188

Total	$30,187	$29,928

Long lived assets consist of property and equipment, software, and intangible assets. All software and intangible assets of as December 31, 2020 and 2021 were attributable to the United States.

Revenue earned from travel and subscription services are charged on a bundled basis, without regard to where services are delivered, and periodically include a portion of services provided outside of the US. It is impracticable to separate those amounts by geographic location.

(16) Subsequent Events

On February 11, 2022, the Company and Thayer consummated the transaction contemplated in the Business Combination Agreement dated June 30, 2021 whereby certain blocker entities merged within and into Inspirato LLC with Inspirato LLC as the surviving company (the “Closing”), resulting in Inspirato LLC becoming a subsidiary of Thayer.

In connection with the Closing, among other things, (i) Thayer changed its name to “Inspirato Incorporated” (ii) each of the then issued and outstanding shares of Class A and Class B common stock of Thayer (the “Thayer Class A Common Stock”), converted automatically, on a one-for-one basis, into a share of Class A common stock of Inspirato Incorporated (“Inspirato Class A Common Stock”), (iii) each of the then issued and outstanding warrants of Thayer (the “Thayer Warrants”) converted automatically into a redeemable warrant to purchase one share of Inspirato Class A Common Stock (the “Inspirato Warrants”), and (iv) each of the then issued and outstanding units of Thayer that had not been previously separated into the underlying Thayer Class A Common Stock and Thayer Public Warrant upon the request of the holder thereof (the “Thayer Units”), were cancelled and entitled the holder thereof to one share of Inspirato Class A Common Stock and one-half of one Inspirato Warrant.

As a result of the Closing, each outstanding unit of Inspirato was cancelled and each unitholder received either (i) a number of shares of Inspirato Class A Common Stock equal to approximately 37.2275 (the “Exchange Ratio”) for each unit of Inspirato LLC owned and certain rights under the Tax Receivable Agreement; or (ii) a number of New Common Units of Inspirato LLC equal to the Exchange Ratio, an equal number of shares of Class V common stock of Inspirato Incorporated (the “Inspirato Class V Common Stock”, and together with the Inspirato Class A Common Stock, the “Inspirato Common Stock”), which has no economic value, but entitles the holder thereof to one vote per share, and certain rights under the Tax Receivable Agreement; and (iii) each option to purchase Inspirato units converted into an option to purchase Inspirato Class A Common Stock. This exchange resulted in Inspirato Incorporated owning 43.7% of the issued and outstanding units of Inspirato LLC at closing.